Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058
Exhibit 10.1

Date:	April 27, 2011

To:	Marty Glass

From:	Tom Gendron Chairman of the Board and Chief Executive Officer

Subject:	Job Offer: President, Airframe Systems
Dear Marty,
We are pleased to present to you the following details of your job offer for President, Airframe Systems, subject to your acceptance:
POSITION:
•	Your new position would be President, Airframe Systems, and would be effective as of June 1, 2011.
•	Your new position would be classified as a grade 8 (no change) on the Executive Compensation Structure, and would be used as the basis for determining your variable pay.
•	The Compensation Committee of the Board of Directors reviewed the Hewitt total compensation data and approved our recommendations to make this offer.
•	You would be based in the Skokie, Illinois facility and report directly to me.
COMPENSATION:
•	Effective as of the pay period beginning May 28, 2011, your base salary would be $14,038.46 bi-weekly or $365,000 annually. This represents a base pay increase of 7.4%.
•
You will continue to participate in the Management Incentive Plan (MIP). Your annual incentive pay target will continue to be 60% of base pay. For FY11, the base pay amount used to calculate any MIP bonus will be based on the number of pay periods worked prior to and after your promotion.

•	You will continue to qualify for stock options. The granting of stock options is not a guarantee, and is subject to approval by the Compensation Committee of the Board of Directors.

•	You will continue to participate in the Woodward Long Term Incentive Plan (LTIP). Your annual LTIP target will continue to be 35% of base pay.
•	You will be eligible for a salary review in October 2011.
RELOCATION BENEFITS:
Upon your acceptance, we would authorize a comprehensive relocation program to assist you and your spouse in moving from Rockford to the greater Chicago area, in accordance with the Woodward Relocation Policy Guidelines. The following highlights some of the benefits that will be provided to you:
•	Pre-move house hunting trip for you and your spouse.

•	Moving of household goods.

•	Final move expenses.

•	Temporary living expenses.

•	Assistance in the sale of your home (including full-buyout program).

•	Closing costs on your new home.

•	Relocation Miscellaneous Expense Payment of $5,000
Special Relocation Benefits:
•
You will receive a lump sum in the amount of $250,000 grossed up for taxes. The intent of this lump sum is to help offset the higher cost of housing in the greater Chicago area compared to the Rockford area. Please note that you would be required to repay Woodward the lump sum paid should you voluntarily leave the company within 2 years from your position effective date.

•
If needed, the Company will authorize a “directed offer” to ensure your home sale is not less than your original home purchase price of $590,000. If the guaranteed offer (based on appraised value) or the actual sale price is higher than $590,000, this provision will not apply.

Please contact me should you have any questions. Marty, we are looking forward to your leadership abilities in running the Airframe Systems Business Group. In your new position, you will continue to play a key role on the Executive Staff and will have significant impact on our ability to meet our Vision 2015, goals and strategies.
If you accept this job offer and promotion on the terms and conditions set forth in this letter, please sign below and return the original of this letter to my attention.
Sincerely,

Tom Gendron

Accepted:

Martin V. Glass	Date

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